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Thomas W. Schneider – President, CEO

James A. Dowd – Executive Vice President, COO, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Revises 2017

Net Income Upwards to $3.5 Million

Increase in 2017 Net Income from Previously Reported $3.0 million is Due to Reduction of

Income Tax Expense of $485,000

Oswego, N.Y. - March 28, 2018 - Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced revised net income and related financial information for the three and twelve months ended December 31, 2017.  The Company announced that it had reduced its provision for income tax expense, as determined under Generally Accepted Accounting Principles (“GAAP”), by $485,000.  Revised income tax expense was $53,000 and $922,000 for the three and twelve months ended December 31, 2017, respectively, compared to $538,000 and $1.4 million for the same periods as previously reported.

Subsequent to the February 2, 2018 announcement of net income and related financial information for the three and twelve months ended December 31, 2017, the Company conducted an additional review of its expected future income tax obligations that give rise to the recognition of deferred tax assets and liabilities under GAAP.  As a result of this review, the Company determined to revise its provision for income taxes in light of the anticipated effects of the Tax Cuts and Jobs Act of 2017 (“Tax Act”) and recent changes to New York State tax laws expected to prospectively affect the Bank.

Revised net income increased by $485,000 for each of the periods, as compared to the amounts previously announced on February 2, 2018.

Total shareholder’s equity, as previously reported, was increased by $485,000 as a result of the revision to net income.  This increase was partially offset by a one-time net reduction of shareholder’s equity, from the level originally reported, in the amount of $397,000.  This reduction was related to the “stranded tax effects” that resulted from the effects of remeasurement of deferred tax assets related to the Tax Act and was made as a result of the Company’s election to reclassify “stranded tax effects” in accordance with Accounting Standards Update (ASU) 2018-02 – Income Statement – Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.  The Company’s total assets at December 31, 2017, and its total revenues and pre-tax net income for the twelve months ended December 31, 2017 were not affected by these revisions.

Revised net income for the full year of 2017 was $3.5 million, or $0.86 per basic share, compared to $3.0 million, or $0.74 per basic share, as previously reported.  Revised net income for the fourth quarter of 2017 was $864,000, or $0.21 per basic share, compared to $379,000, or $0.09 per basic share, previously reported for the fourth quarter of 2017.  Revised net income for the twelve months ended December 31, 2017 was $0.83 per diluted share, compared to $0.72 per diluted share, as previously reported.  Revised net income for the fourth quarter of 2017 was $0.20 per diluted share, compared to $0.09 per diluted share, as previously reported.

The Company has revised its financial results for the three and twelve months ended December 31, 2017, and other disclosures contained in the Original Form 8-K to reflect the adjustment reducing income tax expense and increasing the previously reported net income, as described above.

The discussion that follows includes all of the revisions to reported net income and related financial information announced by the Company on March 28, 2018. The following discussion therefore compares the restated net income and related financial information for the three and twelve months ended December 31, 2017 with the net income and related financial information for the three and twelve months ended December 31, 2016.

Fourth quarter 2017 net income available to common shareholders of $864,000, compared to $959,000 for the fourth quarter of 2016.  Fourth quarter 2017 basic earnings per share were $0.21 compared to $0.24 per basic share for the fourth quarter of 2016.  Fourth quarter 2017 diluted earnings per share were $0.20 compared to $0.23 per diluted share for fourth quarter of 2016. Fourth quarter 2017 revenue (net interest income after the provision for loan loss and total noninterest income) of $6.6 million increased $569,000, or 9.4%, compared to $6.1 million for the fourth quarter of 2016.  Net income available to common shareholders was $3.5 million for 2017 compared to $3.3 million for the previous year.  Earnings per basic share were $0.86 for 2017 compared to $0.79 per basic share for 2016.  Earnings per diluted share were $0.83 for 2017 compared to $0.78 per diluted share for 2016.  Total revenue for 2017 was $25.5 million, an increase of $2.0 million, or 8.6%, compared to $23.5 million for 2016.

2017 Fourth Quarter and Full Year Performance Highlights

•	Total interest-earning assets at December 31, 2017 were $834.3 million, an increase of $126.9 million, or 17.9%, over $707.5 million at the end of 2016
•	Total loans of $580.8 million at December 31, 2017 increased by $88.7 million, or 18.0%, from $492.2 million at December 31, 2016
•	Total deposits of $723.6 million at December 31, 2017 were up $112.6 million, or 18.4%, compared to $611.0 million at December 31, 2016
•	Total revenue for 2017 was $25.5 million, an increase of $2.0 million, or 8.6%, compared to total revenue of $23.5 million for 2016
•

Asset quality metrics remained stable with net loan charge-offs to average loans of 0.16% in 2017, compared to 0.09% in 2016, and nonperforming loans to total loans of 0.84% at December 31, 2017, a 14 basis point improvement compared to 0.98% at December 31, 2016

•	Fourth quarter 2017 net interest income improved to $6.0 million, an increase of $885,000, or 17.2%, from $5.2 million for the prior year fourth quarter

The Company’s financial results for the fourth quarter of 2017 reflected a one-time income tax benefit for the effects of the Tax Act that was enacted on December 22, 2017.  The Tax Act reduced the Company’s Federal income tax rate from 34% to 21% effective January 1, 2018.  GAAP requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment.  Accordingly, the one-time reduction of income tax expense recorded by the Company in the fourth quarter of 2017 related to the Tax Act was $155,000.  This one-time tax benefit was largely attributable to the reduction in carrying value of net deferred tax liabilities reflecting lower future tax obligations resulting from the lower federal corporate tax rate. Had the one-time charge related to the Tax Act not been incurred, diluted earnings per common share for the three and twelve months ended December 31, 2017 would have been $0.17 and $0.80, respectively.

Income Statement

Fourth quarter 2017 net interest income increased $885,000, or 17.2%, to $6.0 million compared to $5.2 million for the fourth quarter of 2016, due to a $1.7 million, or 26.5%, increase in interest income. This improvement resulted principally from an increase of $97.5 million, or 20.2%, in average loans, along with a $52.7 million increase in average taxable investment securities combined with an 87 basis point improvement in the securities portfolio yield, compared to the prior year quarter. The increase in interest income was partially offset by higher interest expense which increased $777,000 to $1.9 million, reflecting increased average balances and higher interest rates paid on time deposits, money market accounts and borrowings.

Net interest income for 2017 increased $2.8 million, or 14.0%, to $23.1 million compared to $20.3 million for the previous year.  Interest and dividend income for 2017 was $29.4 million, an increase of $5.3 million, or 22.1%, compared to $24.1 million for 2016. The increase was primarily a result of average loan growth of $91.1 million, or 20.0%, compared to the prior year period. Interest expense of $6.3 million for 2017 increased by $2.5 million, or 65.4%, from $3.8 million in the prior year period. The increase in interest expense was primarily because of a $23.0 million increase in the average balance of, and a 106 basis point increase in the rate paid on borrowings, along with a $24.2 million increase in the average balance of time deposits and a $63.9 million increase in MMDA deposits, coupled with 29 and 18 basis point increases in the interest rates paid on those deposits, respectively.

The net interest margin for the three months and twelve months ended December 31, 2017, was 2.88% and 2.97%, respectively, compared to 2.97% and 3.14% for the respective periods of 2016. The lower net interest margin for fourth quarter 2017 was primarily a result of a 30 basis point increase in funding cost that was related to an increase in the average balance of, and interest rate paid on, borrowings and time deposits. The decline in the net interest margin for 2017 was primarily a result of a 24 basis point increase in funding costs, principally resulting from a $23.0 million increase in average borrowings coupled with a 106 basis point increase in the interest rate paid, along with a $24.2 million increase in average time deposits coupled with a 29 basis point increase in the rate paid.

The fourth quarter 2017 provision for loan losses was $537,000, compared to $271,000 for the prior year quarter. The increased provision for the three month period primarily reflects the addition of a $300,000 specific reserve established for a single $1.7 million commercial real estate loan that may be affected in future periods by a loss in its current operating revenues.  Absent this additional provisioning for this commercial real estate loan, the provision for loan losses in the fourth quarter of 2017 was essentially unchanged from the same quarter in 2016, which is indicative of stable asset quality metrics for the respective reporting periods.  The provision for loan losses recorded in 2017 was $1.8 million compared with a provision of $953,000 for 2016.  Absent the additional provisioning for the $1.7 million commercial real estate loan described above,  the provision for loan losses in 2017 was $516,000 greater than in 2016 and is reflective of the continued significant growth in the Bank’s commercial and other lending portfolios.

Fourth quarter 2017 noninterest income was $1.1 million compared to $1.2 million for the same period in 2016.  The decrease in current year noninterest income was due primarily to a $203,000 decrease in net gains on sales and redemptions of investment securities, partially offset by a $116,000 increase in net gains on sales of loans and foreclosed real estate and a $20,000 increase in income from other charges, commissions and fees. Noninterest income was $4.2 million for both 2017 and 2016.

Total noninterest expense for the fourth quarter of 2017 was $5.9 million, an increase of $1.1 million or 21.9%, in comparison to $4.8 million for the prior year period.  The higher noninterest expense was principally a result of a $542,000 increase in salary and employee benefit expenditures, along with a $162,000 increase in FDIC assessments compared to the prior year quarter. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC (the “Agency”). Salary and benefits expense increased in the fourth quarter of 2017, as compared to the same quarter of 2016, primarily due to a $302,000 one-time incentive compensation payment made to the senior management team of the Agency in the fourth quarter of 2017.  Absent this payment, salary and benefits expense increased in the fourth quarter of 2017, as compared to the same quarter of 2016, by $240,000 which was primarily due to the Company’s increased staffing levels within its loan origination, customer service and risk management departments.

Noninterest expense for 2017 was $21.2 million compared with $19.1 million for the prior year. The higher noninterest expense was due largely to a $1.1 million increase in salary and benefit expenses, which would have been $843,000 absent the effects of the one-time incentive compensation payment described above.  The increase in salary and benefit expenses, absent the effects of the one-time incentive described above, is primarily due to the Company’s increased staffing levels within its loan origination, customer service and risk management departments that is commensurate with the Company’s growth in assets.  Noninterest expenses for 2017, as compared to the previous year, were also affected by an increase in building occupancy costs of $260,000. The increase in building occupancy expenses was primarily due to increases in depreciation and property taxes resulting from the Company’s increased investments in facilities and physical infrastructure over the preceding eighteen months.

The Agency’s net operating expenses increased by $199,000 in 2017 to $942,000. The increase in operating expenses was primarily due to the $302,000 incentive compensation payment made to the Agency’s senior management team in 2017, as described above.  The increase in operating expenses was partially offset by an $8,000 increase in revenues to $803,000.  As a result of these year-over-year net variances, the Agency’s net loss in 2017 was $139,000 as compared to net income of $52,000 in 2016.  On a consolidated basis, the Company reported a net after tax loss related to the Agency in 2017 of $68,000 after subtracting minority interest, as compared to a consolidated after tax net income related to the Agency of $26,000 in 2016 after subtracting minority interest.

Balance Sheet at December 31, 2017

Total assets at year-end were $881.3 million, an increase of $132.2 million, or 17.7%, from $749.0 million at December 31, 2016. This increase was primarily driven by higher loan and investment securities balances.  Loan growth was achieved primarily through the Bank’s increased penetration of the Syracuse and surrounding Onondaga County markets reflective of the Company’s success in executing its strategic initiatives related to increased brand awareness and operating presence in those markets.  Total loans of $580.8 million grew by $88.7 million, or 18.0% from December 31, 2016. The securities portfolio was $237.3 million at year-end 2017 reflecting the acquisition of relatively short-term, investment-grade collateral matching the strong inflow of municipal deposits which typically occurs in the first and fourth quarters of each calendar year.

Total deposits at December 31, 2017 were $723.6 million, an increase of $112.6 million, or 18.4%, from $611.0 million at December 31, 2016. Noninterest-bearing deposits at 2017 year-end were $89.8 million, an increase of $14.5 million, or 19.3% to $75.3 million at December 31, 2016.

Shareholders’ equity was $61.8 million on December 31, 2017, compared with $57.9 million on December 31, 2016, reflecting a $4.3 million increase in equity.

Asset Quality

The Bank’s asset quality metrics for the quarter and year-end were consistent with recent reporting periods and continue to compare favorably to broad industry and peer group averages. The net loan charge-offs to average loans ratio of 0.16% for fourth quarter 2017, was up seven basis points from 0.09% from the fourth quarter of 2016, and down five basis points from 0.21% for the linked third quarter of 2017. Nonperforming loans to total loans were 0.84% at December 31, 2017, down 14 basis points compared to 0.98% at December 31, 2016. The allowance for loan losses to non-performing loans at December 31, 2017 was 145.61%, compared with 129.85% at December 31, 2016. The Bank’s solid asset quality metrics continue to reflect its economically stable service area, along with the Bank’s robust loan servicing and collection capabilities, and consistent underwriting procedures.

Cash Dividend Declared

The Company announced, on December 22, 2017, that its Board of Directors had declared a cash dividend of $0.0575 per common share, payable on February 2, 2018, to shareholders of record as of January 12, 2018. This represents an increase of 4.5% from the third quarter 2017 dividend of $0.055, and an increase of 9.5% from the second quarter 2017 dividend of $0.0525. The implied dividend yield is 1.48%, based on the closing price of the Company’s common stock of $15.55 on February 1, 2018. The quarterly cash dividend of $0.0575 equates to a dividend payout ratio of 63.9%, based on unaudited reported GAAP earnings for the quarter ended December 31, 2017.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County and one loan production office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At December 31, 2017, there were 4,280,227 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At December 31, 2017, the Company and subsidiaries had total consolidated assets of $881.3 million, total deposits of $723.6 million and shareholders' equity of $61.8 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

REVISED

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Condensed Income Statement
Interest and dividend income	$7,926	$6,264	$29,413	$24,093
Interest expense	1,884	1,107	6,290	3,804
Net interest income	6,042	5,157	23,123	20,289
Provision for loan losses	537	271	1,769	953
	5,505	4,886	21,354	19,336
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	888	851	3,653	3,629
Net gains on sales of securities, loans and foreclosed real estate	255	342	526	554
Noninterest expense	5,883	4,827	21,188	19,110
Income before income taxes	765	1,252	4,345	4,409
Provision for income taxes	53	291	922	1,111

Net Income	$712	$961	$3,423	$3,298
Net (loss) income attributable to noncontrolling interest	$(152)	$2	$(68)	$26
Net income attributable to Pathfinder Bancorp, Inc.	$864	$959	$3,491	$3,272

Preferred stock dividends	-	-	-	16
Net income available to common shareholders	$864	$959	$3,491	$3,256

	For the Periods Ending
	December 31,	December 31,	December 31,
	2017	2016	2015
Selected Balance Sheet Data
Assets	$881,257	$749,034	$623,254
Earning assets	834,303	707,448	581,722
Total loans	580,831	492,147	430,438
Deposits	723,603	610,983	490,315
Borrowed funds	73,888	58,947	41,300
Allowance for loan losses	7,126	6,247	5,706
Subordinated loans	15,059	15,025	14,991
Pathfinder Bancorp, Inc. Shareholders' equity	61,811	57,929	70,805

Asset Quality Ratios
Net loan charge-offs to average loans	0.16%	0.09%	0.25%
Allowance for loan losses to period end loans	1.23%	1.27%	1.33%
Allowance for loan losses to nonperforming loans	145.61%	129.85%	107.30%
Nonperforming loans to period end loans	0.84%	0.98%	1.24%
Nonperforming assets to total assets	0.61%	0.72%	0.94%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

REVISED

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Key Earnings Ratios
Return on average assets	0.39%	0.52%	0.42%	0.48%
Return on average common equity**	5.50%	6.44%	5.69%	5.35%
Return on average equity	5.50%	6.44%	5.69%	5.35%
Net interest margin	2.88%	2.97%	2.97%	3.14%

Share and Per Share Data
Basic weighted average shares outstanding*	4,108,660	4,037,781	4,081,344	4,105,111
Basic earnings per share*	$0.21	$0.24	$0.86	$0.79
Diluted weighted average shares outstanding*	4,222,622	4,127,972	4,189,522	4,189,820
Diluted earnings per share*	$0.20	$0.23	$0.83	$0.78
Cash dividends per share	$0.0575	$0.05	$0.2150	$0.20
Book value per common share at December 31, 2017 and 2016			14.44	13.67
Tangible book value per common share at December 31, 2017 and 2016			13.34	12.55

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.

  Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company’s common shares, retained earnings and additional paid-in capital.

     This amount is equal to the Company’s total equity minus the book value of preferred stock outstanding.